Exhibit 4.2

         27,000,000 Ordinary Shares of Makhteshim Agan Industries Ltd.
         ------------------------------------------------------------

This agreement dated Wednesday 14 January 2004 sets out the terms under which UBS Securities Israel Limited ("UBS" / "Buyer") will purchase 27,000,000 Ordinary Shares (the "Shares") of Makhteshim Agan Industries Ltd. (the "Issuer") from Koor Industries Ltd. ("Seller").

1.       Purchase and sale
         -----------------

         Subject to the terms and conditions of this agreement (the "Agreement") Seller agrees as legal and beneficial owner to sell the Shares, free of all liens, charges or other encumbrances and Buyer agrees to purchase and pay for the Shares or procure the purchase of and payment for the Shares at a net price of Israeli Shekels 15.50 per Share for a total consideration of Israeli Shekels 418,500,000 (the "Purchase Price") together with all dividends, distributions and other benefits attaching to the Shares as at today's date.

2.       Closing
         -------

         (a) On Sunday 18 January 2004 or at such other time and/or date as Seller and Buyer may agree (the "Closing Date"), Buyer shall pay to Seller the Purchase Price for the Shares for value on the Closing Date against delivery of the Shares on the Closing Date, such payment and delivery taking place by way of an off-the-floor, clearing house transaction via TASE.

         (b) Seller undertakes that it will not, and will ensure that none of its subsidiaries (other than the Issuer) will, prior to the expiry of 120 days following the Closing Date, offer, issue, sell or otherwise dispose of (or announce an intention of doing so) any other shares of the Issuer or any securities convertible into or exchangeable for or carrying rights to acquire other shares of the issuer without the prior written consent of Buyer. This undertaking will not apply to (i) any Shares offered or sold by Seller (or announced as an intention to do so), or any of its subsidiaries or affiliates, as over-allotment shares in any public capital raising exercise of the Issuer and (ii) any transfer of Shares by Seller to any of its affiliates, provided that such affiliate agrees with Buyer to be bound by the terms of this Agreement.

         (c) Seller undertakes with Buyer that it will bear and pay any stamp or other duties or taxes on or in connection with the sale, and transfer of the Shares to be sold by Seller and the execution and delivery of this Agreement and any other tax payable by Seller in connection with the transactions contemplated hereby.


3.       Expenses
         --------

         Seller and Buyer shall bear their own legal costs (if any) and all their other out-of-pocket expenses (if any).

4.       Representations and warranties
         ------------------------------

         (a) As a condition of the obligation of Buyer to purchase and pay for, or procure the purchase of and payment for the Shares, Seller represents and warrants to Buyer as follows:-

                  (i) that Seller is the holder and sole legal and beneficial owner of the Shares free from all liens, charges and other encumbrances and that the Shares rank pari passu in all respects with other outstanding ordinary shares of the Issuer, including their entitlement to dividends,

                  (ii) that Seller has the corporate power and authority to sell the Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares, or any of them,

                  (iii) that the execution, delivery and performance of this Agreement has been duly authorised by Seller and upon due execution the same will constitute a legal, valid and binding obligation of Seller,

                  (iv) that the execution, delivery and performance of this Agreement by Seller will not infringe any law or regulation applicable to Seller and is not and will not be contrary to the provisions of the constitutional documents of Seller and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Seller is a party or by which it or its property is bound,

                  (v) that there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom, and no consents or approvals are required to be obtained in connection with the sale of the Shares to Buyer and the sale of the Shares to Buyer will not violate or breach any representation or warranty made by Seller pertaining to the Shares.

                  (vi) that all consents and approvals of any court, government department or other regulatory body required by Seller for the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect,

                  (vii) to the best of Seller's knowledge, that there has been no material adverse change in the condition (financial or otherwise) of the Issuer and its subsidiaries since the date of the last published accounts,

                  (viii) Seller is in compliance with all applicable insider dealing, market abuse and analogous legislation and regulation.

                  (ix) the representations and warranties of Seller set forth in Seller's representation letter (in form similar to the form attached as Exhibit A titled, "Seller's Representation Letter"), dated on or about the date hereof, to Buyer are true and correct.

         (b) Seller covenants with Buyer that it will keep Buyer indemnified against any losses, liabilities, costs, claims, actions and demands (including any expenses arising in connection therewith) which it may incur, or which may be made against it as a result of or in relation to any actual or alleged misrepresentation in or breach of any of the above representations and warranties and will reimburse Buyer for all reasonable costs, charges and expenses which it may pay or incur in connection with investigating, disputing or defending any such action or claim.

         (c) The above representations, warranties and indemnity shall continue in full force and effect until 3 months after the publication of Seller's next Annual Report notwithstanding any investigation by or on behalf of Buyer or completion of this Agreement.

5        Conditions to Closing
         ---------------------

         The obligations of Buyer hereunder shall be subject to the condition that all representations and warranties and other statements of Seller herein are, and as of the Closing Date will be, true, complete and accurate and to the performance by Seller of all of its agreements set forth herein.

6.       Termination
         -----------

         Buyer may by notice to the Seller given at any time prior to payment of the Purchase Price for the Shares terminate this Agreement if any of the representations and warranties contained in clause 4 was untrue in any material respect at the time of making thereof or as of the Closing Date, or Seller shall have failed to perform any of its undertakings or agreements in this Agreement

         Upon such notice being given, the parties hereto shall (except for any liability arising before or in relation to such termination) be released from their obligations hereunder.

7.       Law and jurisdiction
         --------------------

         This Agreement is governed by English law. It is agreed by Seller for the benefit of Buyer that the English courts will have jurisdiction in relation to this Agreement and Seller submits to the jurisdiction of such courts provided that this submission shall not limit the right of Buyer to take proceedings in any court of competent jurisdiction.

8.       Miscellaneous
         -------------

         (a)      Time shall be of the essence of this Agreement.

         (b) The heading to each Clause is included for convenience only and shall not affect the construction of this Agreement.

         (c) In the event any provision of this Agreement is found to be or becomes invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof. Upon acceptance by you this Agreement and such acceptance shall constitute a binding agreement between Buyer and Seller.

Yours faithfully
UBS Securities Israel Limited


/s/ Adam Welham                                   /s/ David Nee
---------------------------------                 ------------------------------
Agreed to and accepted by Seller:                 David Nee


/s/ Jonathan Kolber                                /s/ Shlomo Heller
---------------------------------                 ------------------------------
Koor Industries Ltd.                              S. Heller
J.Kolber

                                   EXHIBIT A
                        SELLER'S REPRESENTATION LETTER
                        ------------------------------

UBS Securities Israel Limited ("UBS")
Attention: Equity Risk Management
Facsimile: [      ]



In conjunction with the sale of 27,000,000 ordinary shares ("the Shares") of Makhteshim Agan Industries Ltd. (the "Issuer') to you by Koor Industries Ltd.("Seller"), Seller represents and warrants to you as follows:

1. the Shares meet the eligibility requirements of Rule 144A(d)(3) under the Securities Act of 1933, as amended (the "Act").

2. that neither Seller, nor any of its affiliates (as defined in Rule 501(b) of Regulation D ("Regulation D") under the Act), nor any person acting on its or their behalf (other than UBS or any of its affiliates as to which no representation is made) (i) has made or will make offers or sales of any security, or solicited or will solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Shares under the Act; or (ii) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares in the United States.

3. that neither Seller, nor any of its affiliates (as defined in Rule 405 under the Act), nor any person acting on its or their behalf (other than UBS or any of its affiliates as to which no representation is made) has engaged or will engage in any "directed selling efforts" (as defined in Regulation S under the Act with respect to the Shares).

                                              Very truly yours,


                                              ________________________________
                                              Koor Industries Ltd.

                                              ___________
                                              [date]

                                              ________________________________
                                              [authorized signatory/ies]